Exhibit 99.1

Global Eagle Acquisition Corp. Announces the Separate Trading of Its Common Stock and
Warrants Commencing May 27, 2011

LOS ANGELES, CA, May 25, 2011 – Global Eagle Acquisition Corp. (Nasdaq: EAGLU) (the “Company”) announced that, commencing May 27, 2011, holders of the units sold in the Company’s initial public offering of 18,992,500 units completed on May 18, 2011 (the “IPO”) may elect to separately trade the common stock and warrants included in the units. Those units not separated will continue to trade on the Nasdaq Capital Market under the symbol “EAGLU” and each of the common stock and warrants are expected to separately trade on the Nasdaq Capital Market under the symbols “EAGL” and “EAGLW”, respectively.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy the securities of the Company, nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. The offering was made only by means of a prospectus, copies of which may be obtained by contacting Citi, Brooklyn Army Terminal, 140 58th Street, 8th Floor, Brooklyn, NY 11220 (Tel: 800 831-9146 or e-mail: batprospectusdept@citi.com).

About Global Eagle Acquisition Corp.
Global Eagle Acquisition Corp. is a newly organized special purpose acquisition company formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. Global Eagle Acquisition Corp. will seek to capitalize on the substantial deal sourcing, investing and operating expertise of its management team to identify, acquire and operate media or entertainment businesses with high growth potential in the United States or internationally.

Information Concerning Forward-Looking Statements

This news release may include “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical facts, included in this news release that address activities, events or developments that the Company expects or anticipates will or may occur in the future are forward-looking statements. These statements are based on certain assumptions and analyses made by the Company in light of its experience and its perception of historical trends, current conditions and expected future developments as well as other factors it believes are appropriate in the circumstances. However, whether actual results and developments will conform with the Company’s expectations and predictions is subject to a number of risks and uncertainties, including, but not limited to the following: changes in general economic, market or business conditions; the opportunities (or lack thereof) that may be presented to and pursued by the Company; changes in laws or regulations; and other factors, many of which are beyond the control of the Company. Information concerning these and other factors can be found in the Company’s filings with the Securities and Exchange Commission. Consequently, all of the forward-looking statements made in this news release are qualified by these cautionary statements and there can be no assurances that the actual results or developments anticipated by the Company will be realized, or even if realized, that they will have the expected consequences to or effects on the Company, its business or operations. The Company has no intention, and disclaim any obligation, to update or revise any forward-looking statements, whether as a result of new information, future results or otherwise.

MEDIA CONTACT:

Jeff Pryor
Priority PR
e. jeff@prioritypr.net
m. 310-500-7844